Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter Ended March 31, 2010

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 26, 2010--First BanCorp (the “Corporation”) (NYSE:FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank”), today reported results for the quarter ended March 31, 2010. The net loss for the first quarter of 2010 totaled $107.0 million, or $(1.22) per diluted share, compared to a net loss of $53.2 million, or $(0.64) per diluted share, for the fourth quarter of 2009 and net income of $21.9 million, or $0.07 per diluted share, for the first quarter of 2009. The net loss for the first quarter of 2010 was primarily driven by a $171.0 million provision for loan and lease losses compared to a provision for loan and lease losses of $137.2 million for the trailing fourth quarter of 2009.

Total assets decreased by $777.5 million to $18.9 billion as of March 31, 2010 from $19.6 billion as of December 31, 2009. Non-accrual loans increased by $75.5 million, or 4.83%, to $1.64 billion as of March 31, 2010 from $1.56 billion as of December 31, 2009. Meanwhile, the allowance to total loans ratio increased to 4.33% as of March 31, 2010 from 3.79% as of December 31, 2009.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp commented, “The first quarter financial results were a direct result of the increases to our specific and general reserves for loan and lease losses as a consequence of updated valuations reflecting lower values of the collateral for impaired loans and increases in charge-offs. The operating environment in our markets remains challenging and continues to impact the performance of our construction, commercial and residential real estate portfolios. We continue to focus on improving asset quality and returning to sustained profitability. The successful execution of our core deposit growth strategy resulted in an increase of $418.3 million or eight percent in total deposits, excluding brokered CDs, on a linked-quarter basis while maintaining a stable cost of funds. This performance is a testament to our franchise strength, which allows us to grow deposit share and attract new customers in the markets we serve.”

Mr. Alemán concluded, “The Corporation continues to reduce its credit exposure through disposition of assets and different loss mitigation initiatives as we approach the end of this difficult credit cycle in the Florida region. In Puerto Rico, our main market, there are initial signs of stabilization in the local economy. During the first quarter of 2010 we have experienced an improvement in the absorption rates of our residential construction projects, as well as an increase in auto sales financings and stable residential mortgage originations. Being far enough through the credit cycle, we expect a decrease in the demand for additional loan loss provisioning during the upcoming quarters.”

Status of Efforts to Raise Additional Equity Capital

During the first quarter of 2010 the Corporation announced its intent to enhance its capital structure in different filings. The Corporation has retained Sandler O’Neill + Partners and UBS Securities, Inc. to find purchasers of approximately $500 million of common stock. It is also considering a rights offering to existing stockholders and possible exchange offers to holders of its preferred stock.

As communicated in the recently filed Proxy Statement, the Corporation must increase its common equity to provide additional protection against the possibility that, due to the current economic situation in Puerto Rico, First BanCorp will have to recognize additional loan loss reserves against its loan portfolio, and to satisfy regulatory concerns. With the additional capital, the Corporation will significantly strengthen its balance sheet and enhance its competitive position to continue executing its organic growth strategies. In addition, the Corporation wants to position itself to benefit from the potential consolidation of the Puerto Rico banking system. The projected reduction in number of competitors should bring significant opportunities to the Corporation to enhance its short and long-term growth prospects. Until the Corporation enhances its capital position, it is not considering direct participation in any FDIC-assisted transaction.

First BanCorp’s stockholders will be voting on April 27, at its annual stockholder’s meeting, on a proposal to increase the number of shares of common stock the Corporation is authorized to issue from 250 million shares to 750 million shares. If that proposal is approved, First BanCorp may have enough authorized shares of common stock to enable it to complete the sale of $500 million of common stock and a rights offering. In any event, New York Stock Exchange rules are likely to require the approval of the sale of $500 million of shares of common stock and the exchange offer by First BanCorp’s stockholders.

The Corporation and its advisors have been meeting with a number of prospective investors. The Corporation has provided those investors with internal projections that suggest that, by 2014, First BanCorp could have $290 million in pre-tax earnings. This projection assumes, among other things, that the Corporation will have no significant loan portfolio write-downs after 2011. That will require a strengthening of the Puerto Rico economy and a number of other improvements in the Corporation’s operating environment, which may or may not take place. In addition, it will require that FirstBank’s competitive position not be weakened by the expected consolidation of the Puerto Rico banking industry. Finally, this projection does not reflect the benefit from any additional capital, which is expected to improve the Corporation’s financial prospects. As with any forward looking information, there is a substantial possibility that the projected level of earnings will not be achieved.

2010 FIRST QUARTER VERSUS 2009 FOURTH QUARTER

Net Interest Income

Compared with the fourth quarter of 2009, net interest income, excluding fair value adjustments (“valuations”) on derivatives and financial liabilities measured at fair value, decreased $16.2 million, or 12%. The net interest margin of 2.52% was down from 2.77% in the prior quarter. Net interest income excluding valuations on derivative instruments and financial liabilities and net interest income on a tax-equivalent basis are non-GAAP measures (see Basis of Presentation below for additional information.) The following table reconciles net interest income in accordance with generally accepted accounting principles in the United States of America (GAAP) to net interest income, excluding valuations, and to net interest income on a tax-equivalent basis and net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Net interest income - GAAP	$116,863	$137,297	$121,598
Unrealized loss (gain) on derivative instruments and liabilities measured at fair value	1,733	(2,517)	(3,635)
Net interest income excluding valuations	118,596	134,780	117,963
Tax-equivalent adjustment	9,912	12,311	14,448
Net interest income on a tax-equivalent basis excluding valuations	$128,508	$147,091	$132,411

Average interest-earning assets	$19,096,055	$19,283,455	$18,830,013

Net interest spread - GAAP	2.19%	2.55%	2.24%
Net interest spread excluding valuations	2.24%	2.50%	2.15%
Net interest spread on a tax-equivalent basis excluding valuations	2.45%	2.75%	2.47%

Net interest margin - GAAP	2.48%	2.82%	2.62%
Net interest margin excluding valuations	2.52%	2.77%	2.54%
Net interest margin on a tax-equivalent basis excluding valuations	2.73%	3.03%	2.85%

The decrease in net interest income reflected a combination of factors including the decline in average-earning assets resulting from the Corporation’s strategy to deleverage its balance sheet to further strengthen its capital position, the negative impact on net interest margin of maintaining a higher liquidity position as well as lower loan yields due to increases in non-performing construction and commercial mortgage loans levels. These factors were partially offset by the benefit of lower deposit pricing and the favorable impact from measures taken to improve loan pricing.

The average volume of interest-earning assets decreased by $187.4 million driven by a $208.5 million reduction in the average volume of loans and a decrease of $615.2 million in the average volume of investment securities, almost entirely offset by the $636.3 million increase in the average volume of overnight funding and short-term investments. The average volume of all major loan categories, in particular the average volume of construction loans, decreased from the fourth quarter of 2009. The average volume of construction loans decreased by approximately $101.0 million mainly reflecting both charge-offs and sales of impaired credits. The average volume of commercial loans decreased by $45.9 million, reflecting both pay-downs and charge-offs, in particular the repayment in February of a $500 million credit facility extended to the Puerto Rico Government, partially offset by new loan originations in the latter part of 2009. Average total consumer loans (including finance leases) decreased by $47.3 million mainly as a result of pay downs and charge-offs that exceeded new loan originations. The average volume of residential mortgage loans decreased by $14.3 million mainly due to pay downs, securitizations and sales of loans, partially offset by new loan originations. The $636.3 million decrease in the average volume of investment securities reflected the full impact of the sale of approximately $452 million of U.S. agency MBS with an average yield of 5.33% in the latter part of 2009 as well as the partial impact of the sale of approximately $385 million of U.S. agency MBS with an average yield of 5.31% settled in March, 2010.

During the first quarter of 2010, a key objective was to strengthen balance sheet liquidity due to potential disruptions from the expected consolidation of the Puerto Rico banking industry. Consequently, the Corporation increased its investments in overnight funds. Liquidity volumes are significantly higher than normalized levels as reflected in period-end cash and cash equivalents balance of $1.3 billion, an increase of $626 million since December 2009 and well in excess of historical average balances of approximately $450 million over the last three years. Proceeds from sales and prepayments of mortgage-backed securities (“MBS”) and loans were used to increase liquidity and were also used to repay short-term borrowings following the Corporation’s decision to deleverage the balance sheet.

Even though the overall average cost of funding was essentially unchanged, the Corporation benefited from the lower deposit pricing on its core and brokered deposits. The period-end balances of total deposits, excluding brokered CDs, increased by 8%, or $418.3 million, from $5.1 billion as of December 31, 2009 to $5.5 billion as of March 31, 2010. The period-end balances of brokered CDs decreased to $7.35 billion as of March 31, 2010 from $7.56 billion as of December 31, 2009, a decrease of $209.1 million. Higher costs on other borrowings, including repurchase agreements and FHLB advances, reflected a larger proportion of long-term borrowings to total borrowings as the Corporation repaid and did not renew maturing short-term repurchase agreements and advances as part of its deleverage strategy. Also offsetting the decrease in deposit pricing was an increase of 68 basis points in the average rate on advances from the Federal Reserve (FED). With U.S. market conditions improving, the Federal Reserve announced in early 2010 its intention to withdraw part of the economic stimulus measures, including reinstating restrictions on the use of Discount Window borrowings, thereby returning to its function as lender of last resort.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the first quarter of 2010 increased by $33.8 million to $171.0 million compared to a provision of $137.2 million in the fourth quarter of 2009. (See the Credit Quality section below for a full discussion.)

Non-Interest Income

Non-interest income increased $6.5 million to $45.3 million in the first quarter of 2010 largely driven by a $10.7 million gain on the sale of the remaining VISA Class C shares partially offset by a lower volume of sales of U.S. agency MBS and other-than-temporary impairment (“OTTI”) charges on equity securities. During the first quarter of 2010, the Corporation recorded a gain of $20.3 million on the sale of approximately $385 million of 30-year fixed-rate U.S. agency MBS compared to a realized gain of $24.4 million on the sale of approximately $452 million of U.S. agency MBS in the fourth quarter of 2009. Approximately $0.6 million in OTTI charges was recorded in the first quarter of 2010, mainly related to equity securities of financial institutions in Puerto Rico. As of March 31, 2010, the remaining exposure to equity securities of local financial institutions in Puerto Rico amounted to $0.2 million. Also contributing to higher non-interest income was a realized gain of $0.4 million on the sale of certain GNMA pools that come from securitization transactions completed early in the quarter and a $0.1 million increase in service charges on deposits.

Non-Interest Expenses

Non-interest expenses increased $2.6 million to $91.4 million in the first quarter of 2010 primarily reflecting:

  A $2.7 million increase in the federal deposit insurance premium, mainly related to the increase in the deposits base,
  A $2.1 million increase in employee compensation and benefit expenses, reflecting the impact in the fourth quarter of 2009 of reversals of bonuses and incentive compensation amounts accrued during the first nine months of 2009, and higher seasonal payroll tax expenses compared to the fourth quarter. This was partially offset by reductions in basic salary expenses of $1.5 million mainly due to a lower headcount. The number of full-time equivalent employees decreased by approximately 73, or 3%, in the first quarter of 2010, and
  A $1.8 million increase in charges to the reserve for probable losses on outstanding unfunded loan commitments.

The aforementioned increases were partially offset by a decline in certain expenses such as:

  A $2.1 million decrease in business promotion expenses, due to a lower level of marketing and advertising activities for the Corporation’s deposit and loan products, and
  A $1.2 million decrease in losses on REO operations, mainly due to lower write-offs and losses on the sale of repossessed properties.

Other reductions in operating expenses included costs for traveling, mileage, supplies and courier services. The Corporation continues to reduce costs through corporate-wide efforts to focus on its core business, including cost-cutting initiatives.

Income Taxes

For the first quarter ended March 31, 2010, the Corporation recognized income tax expense of $6.9 million, compared to $3.3 million for the fourth quarter of 2009. The variance is mainly related to an increase of $3.5 million to the valuation allowance associated with deferred tax assets created prior to 2010. As of March 31, 2010, deferred tax assets, net of a valuation allowance of $232.6 million, amounted to $104.5 million compared to $109.2 million as of December 31, 2009. The valuation allowance increased by approximately $40.9 million during the quarter as the Corporation continued to reserve deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

2010 FIRST QUARTER COMPARED TO 2009 FIRST QUARTER

Net loss for the quarter ended March 31, 2010 amounted to $107.0 million, or $(1.22) per diluted share, compared to net income of $21.9 million, or $0.07 per diluted share for the first quarter of 2009.

Significant income statement variances include:

  A provision for loan and lease losses of $171.0 million, an increase of $111.5 million, as compared to $59.4 million for 2009, mainly due to sustained weak economic conditions that have resulted in higher non-performing and impaired loan levels, declines in collateral values and increases in charge-offs. The level of non-performing loans now is more than double the year-ago level.
  An income tax expense of $6.9 million compared to an income tax benefit of $14.2 million for 2009, mainly due to increases in the valuation allowance against deferred tax assets. Most of the deferred tax assets created in 2010 was fully reserved through increases to the valuation allowance.
  An increase of $6.8 million in non-interest expenses, driven by the $11.8 million increase in the deposit insurance premium, partially offset by a reduction in employees’ compensation and benefits expenses of $2.5 million and lower losses on real estate owned operations.
  An unrealized loss of $1.7 million on the valuation of derivative instruments and financial liabilities measured at fair value compared to an unrealized gain of $3.6 million for the first quarter of 2009, an adverse fluctuation of $5.4 million, partially offset by a slight increase of $0.6 million in net interest income (excluding valuations) mainly due to a lower overall cost of funding.
  An increase of $15.3 million in non-interest income, driven by gains on sale of investment securities and higher gains from mortgage banking activities.

Net Interest Income

Net interest income, excluding valuations on derivative instruments and financial liabilities, increased by $0.6 million to $118.6 million for the first quarter of 2010 from $118.0 million for the first quarter of 2009. The net interest margin of 2.52% remained almost unchanged from 2.54% for the first quarter of 2009. The slight increase in absolute terms was mainly related to the favorable impact of lower deposit pricing and the strong core deposit growth that mitigated the impact of higher non-performing loans and the adverse impact of maintaining a higher liquidity.

Provision for Loan and Lease Losses

For the first quarter of 2010, the Corporation recorded a provision for loan and lease losses of $171.0 million, compared to $59.4 million for the same period a year ago. The higher provision is mainly attributable to increases in specific reserves on impaired loans and adjusted general reserves for changes in historical loss rates and economic indicators. (See the Credit Quality section below for a full discussion.)

Non-Interest Income

Non-interest income increased $15.3 million to $45.3 million for the first quarter of 2010, primarily reflecting:

  The aforementioned gain of $10.7 million on the sale of the remaining VISA shares and an increase of $2.9 million on the sale of investment securities (mainly U.S. agency MBS).
  A $1.7 million increase in gains from mortgage banking activities, due to higher servicing fees, higher capitalization of servicing assets and lower charges to the valuation allowance.

Also contributing to the increase in non-interest income was higher fee income, mainly fees on loans and service charges on deposit accounts offset by lower income from vehicle rental activities. Service charges on deposit accounts increased by $0.3 million, as the Corporation continues to focus on its core business strategies. The lower income from vehicle rental activities was associated with the Corporation’s decision to divest its short-term auto rental business during the fourth quarter of 2009.

Non-Interest Expenses

Non-interest expenses increased $6.8 million to $91.4 million for the first quarter of 2010 primarily reflecting:

  An increase of $11.8 million in the FDIC deposit insurance premium, as premium rates increased and the level of deposits grew,
  A $3.2 million increase in the reserve for probable losses on outstanding unfunded loan commitments, and
  A $2.1 million increase in professional service fees as the Corporation continued the implementation of key business strategies.

The aforementioned increases were partially offset by decreases in expenses such as:

  A $2.5 million decrease in employee compensation and benefit expenses, mainly due to a lower headcount. The number of full time equivalent employees decreased by 236, or 8%, since December 31, 2008.
  A $1.7 million decrease in the loss of REO operations due to lower write-offs and losses on the sale of repossessed properties,
  A $0.9 million decrease in business promotion expenses, and
  The impact in the first quarter of 2009 of a $3.8 million impairment charge associated with the core deposit intangible asset in its Florida operations

Income Taxes

For the first quarter ended March 31, 2010, the Corporation recognized income tax expense of $6.9 million related to the operations of profitable subsidiaries and increases to the valuation allowance of deferred tax assets, compared to an income tax benefit of $14.2 million for 2009. The negative variance is mainly due to increases in the valuation allowance against deferred tax assets. Most of the deferred tax assets created in 2010 were fully reserved. The valuation allowance increased by approximately $40.9 million during the first quarter of 2010.

CREDIT QUALITY

Though credit quality remained under pressure in the first quarter of 2010 and the performance was negatively impacted by the sustained economic weakness in Puerto Rico, there were some positive signs. For example, the level of non-performing loans increased at a much lower rate than the increases observed during most of 2009. There was an overall decline in non-accrual loans in the United States and absorption rates on residential construction projects financed by the Corporation increased over the last two quarters.

Non-Accrual Loans and Non-Performing Assets

Total non-accrual loans were $1.63 billion at March 31, 2010, and represented 12.35% of total loans receivable. This was up $75.5 million, or 4.83%, from $1.56 billion, or 11.23% of total loans receivable, at December 31, 2009. Period-end non-accrual loans in the year-ago quarter were $712 million, or 5.27% of total loans. The increase from the fourth quarter of 2009 primarily reflected increases in construction and commercial mortgage loans.

Total non-accrual construction loans increased $51.1 million, or 8%, from the end of the fourth quarter. The increase was mainly in Puerto Rico where non-accrual construction loans increased by $70.7 million. The increase was primarily concentrated in three relationships with an aggregate balance of $58.1 million that entered into non-accrual status during the first quarter, partially offset by charge-offs. Two of these three relationships, or $33.4 million, are associated with residential housing projects and the remaining relationship is related to a commercial project in Puerto Rico.

Non-accrual construction loans in Florida decreased by $19.7 million from the end of the fourth quarter of 2009. The decrease was a function of both charge-off activity as well as problem credit resolutions, including a restructured loan with an outstanding balance of $9.3 million restored to accrual status after a sustained period of repayment and currently in compliance with modified terms.

Non-accrual commercial mortgage loans increased by $33.9 million, or 17%, from the end of the fourth quarter. The increase was spread through our geographic segments. Total non-accrual commercial mortgage loans in Puerto Rico increased by $20.2 million primarily related to a $14.9 million strip mall relationship. Non-accrual commercial mortgage loans in Florida, increased by $13.8 million mainly related to a single $12.5 million relationship engaged in the acquisition of apartment complexes.

Non-accrual residential mortgage loans, which increased by $5.0 million, or 1%, mainly in Puerto Rico, were adversely affected by the continued trend of higher unemployment rates affecting consumers; partially offset by a decrease in the Florida portfolio. Non-accrual residential mortgage loans in Puerto Rico increased by $10.5 million, or 3%, from the end of the fourth quarter. Efforts to proactively address existing issues with loss mitigation and loan modification transactions have helped to minimize the inflow of new non-accrual loans. Approximately $336.0 million, or 75% of total non-accrual residential mortgage loans, have been written down to their net realizable value. In Florida, there was an overall decrease of $7.1 million in non-accrual residential mortgage loans mainly due to loans foreclosed and charge-offs. During the first quarter, the non-accrual residential mortgage loan portfolio in the Virgin Islands increased by $1.7 million.

Commercial and industrial (C&I) non-accrual loans decreased $13.2 million, or 5%, from the end of the fourth quarter. The decrease resulted from charge-offs, including a charge-off of $15.0 million associated with a loan extended to a local financial institution in Puerto Rico, and approximately $3.6 million related to the restoration to accrual status of restructured loans after a sustained period of repayment and pay-downs. This was partially offset by the inflow of non-accrual loans during the quarter, mainly in Puerto Rico and spread throughout several industries.

The levels of non-accrual consumer loans, including finance leases, remained stable showing a $1.4 million decrease during the first quarter. This resulted from a $1.8 million decrease in the Virgin Islands portfolio and a $0.6 million increase in the Florida portfolio. Non-accrual consumer loans in Puerto Rico remained essentially unchanged from the fourth quarter of 2009 with an increase of $0.1 million.

At March 31, 2010, approximately $196.3 million of loans placed in non-accrual status, mainly construction and commercial loans, were current or had delinquencies of less than 90 days in their interest payments. Collections are being recorded on a cash basis through earnings, or on a cost-recovery basis, as conditions warrant.

During the first quarter of 2010, interest income of approximately $1.6 million related to $938.6 million of non-accrual loans, mainly non-accrual construction and commercial loans, was applied against the related principal balances under the cost-recovery method. The Corporation will continue to evaluate restructuring alternatives to mitigate losses and enable borrowers to repay their loans under revised terms in an effort to preserve the value of the Corporation’s interests over the long-term.

As of March 31, 2010, approximately $497.2 million, or 30%, of total non-performing loans have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

Total non-performing assets, which include non-accrual loans, were $1.79 billion at March 31, 2010. This was up $79.2 million, or 5%, from $1.71 billion at the end of the fourth quarter of 2009, and significantly higher than $773.5 million at the end of the year-ago period. During the first quarter of 2010, the Corporation sold approximately $6.0 million of other real estate owned (OREO) properties at or close to their carrying amounts, thus no significant gains or losses were recorded at the time of sale.

The over 90-day delinquent, but still accruing, loans to total loans receivable ratio, excluding loans guaranteed by the U.S. Government, was 0.88% at March 31, 2010, up from 0.69% at the end of the fourth quarter, but down 39 basis points from a year-ago.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2010	2009	2009

Allowance for loan and lease losses, beginning of period	$528,120	$471,484	$281,526
Provision (recovery) for loan and lease losses:
Residential mortgage	28,739	8,206	13,249
Commercial mortgage	37,719	22,406	3,645
Commercial and Industrial	(7,844)	28,003	6,375
Construction	99,300	64,196	30,557
Consumer and finance leases	13,051	14,376	5,603
Total provision for loan and lease losses	170,965	137,187	59,429
Loans net charge-offs:
Residential mortgage	(13,346)	(7,488)	(7,162)
Commercial mortgage	(19,297)	(5,221)	(488)
Commercial and Industrial	(23,776)	(7,739)	(7,419)
Construction	(53,215)	(44,906)	(8,523)
Consumer and finance leases	(14,148)	(15,197)	(14,832)
Net charge-offs	(123,782)	(80,551)	(38,424)
Allowance for loan and lease losses, end of period	$575,303	$528,120	$302,531

Allowance for loan and lease losses to period end total loans receivable	4.33%	3.79%	2.24%
Net charge-offs (annualized) to average loans outstanding during the period	3.65%	2.34%	1.16%
Provision for loan and lease losses to net charge-offs during the period	1.38x	1.70x	1.55x

Provision for Loan and Lease Losses

The provision for loan and lease losses increased by $33.8 million to $171.0 million, or 24.6%, compared to the provision recorded for the fourth quarter of 2009. The increase is mainly related to increases to specific reserves on impaired loans as well as increases in charge-offs and the sustained deterioration of economic conditions that have caused increases in reserve factors used to determine general reserves. Higher than normalized charge-offs continued during the first quarter of 2010. Much of the increase in the provision is related to the Corporation’s construction loan portfolio in Puerto Rico, where low absorption rates and pressures on property values continue to adversely impact the performance of this portfolio. However, the Corporation has experienced an improvement in absorption rates on its residential projects that going forward should contribute to slowdown further significant additions to the reserve for construction loans. Additionally, the commercial and residential mortgage loan portfolio in Puerto Rico and the United States continue to be affected by higher than normal loss rates and declines in collateral values, requiring higher provisions.

The Corporation recorded an $88.0 million provision in the first quarter for its loan portfolio in Puerto Rico compared to $79.1 million recorded for the fourth quarter, for an increase of $8.9 million. The increase is mainly related to the construction and the commercial and residential mortgage loan portfolios. The provision for construction loans in Puerto Rico increased by $27.8 million mainly due to additions to specific reserves and adjustments to the reserve factors used to determine general reserves driven by increases in charge-offs. The provision for residential mortgage loans in Puerto Rico increased by $10.6 million and the provision for commercial mortgage loans in Puerto Rico increased by $7.7 million, both affected by negative trends in loss rates and falling property values. The aforementioned increases in the provision were partially offset by a reduction of $35.8 million in the provision for C&I loans, mainly due to certain loans individually evaluated during the first quarter of 2010 that require lower reserves based on collateral values and an overall decrease in the C&I portfolio.

With respect to the loan portfolio in the United States, the Corporation recorded a $71.2 million provision for the first quarter of 2010 compared to $55.5 million provision for the fourth quarter of 2009. This increase of $15.7 million is mainly related to the residential and commercial mortgage loan portfolio, which were both affected by negative trends in loss rates and falling property values.

The provision recorded for the loan portfolio in the Virgin Islands amounted to $11.8 million in the first quarter of 2010, an increase of $9.3 million compared to the fourth quarter of 2009, mainly related to a $7.4 million increase in the construction loan portfolio provision.

The allowance for loan and lease losses increased to $575.3 million, or 4.33% of total loans receivable, as of March 31, 2010 from $528.1 million, or 3.79% of total loans receivable as of December 31, 2009. The allowance to non-performing loans ratio as of March 31, 2010 was 35.09%, compared to 33.77% as of December 31, 2009. The increase in the ratio is attributable in part to increases in reserve factors for classified loans and additional charges to specific reserves.

The following table sets forth information concerning the ratio of the allowance to non-performing loans as of March 31, 2010 and December 31, 2009 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2010

Non-performing loans charged-off to realizable value	$335,983	$17,497	$34,028	$109,693	$-	$497,201
Other non-performing loans	110,693	212,971	194,085	575,722	48,672	1,142,143
Total non-performing loans	$446,676	$230,468	$228,113	$685,415	$48,672	$1,639,344

Allowance to non-performing loans	10.42%	35.75%	67.68%	30.67%	167.96%	35.09%
Allowance to non-performing loans, excluding
non-performing loans charged-off to realizable value	42.06%	38.69%	79.55%	36.51%	167.96%	50.37%

As of December 31, 2009

Non-performing loans charged-off to realizable value	$320,224	$38,421	$19,244	$139,787	$-	$517,676
Other non-performing loans	121,418	158,114	222,072	494,542	50,041	1,046,187
Total non-performing loans	$441,642	$196,535	$241,316	$634,329	$50,041	$1,563,863

Allowance to non-performing loans	7.06%	32.55%	77.08%	25.87%	165.56%	33.77%
Allowance to non-performing loans, excluding
non-performing loans charged-off to realizable value	25.67%	40.46%	83.76%	33.19%	165.56%	50.48%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2010 and December 31, 2009 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2010

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$444,948	$31,819	$75,422	$183,456	$-	$735,645

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	51,020	201,660	265,799	591,962	-	1,110,441
Allowance for loan and lease losses	1,975	44,878	74,408	124,039	-	245,300
Allowance for loan and lease losses to principal balance	3.87%	22.25%	27.99%	20.95%	0.00%	22.09%

Loans with general allowance:
Principal balance of loans	3,082,674	1,314,228	4,496,585	681,609	1,852,385	11,427,481
Allowance for loan and lease losses	44,583	37,516	79,979	86,174	81,751	330,003
Allowance for loan and lease losses to principal balance	1.45%	2.85%	1.78%	12.64%	4.41%	2.89%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,578,642	$1,547,707	$4,837,806	$1,457,027	$1,852,385	$13,273,567
Allowance for loan and lease losses	46,558	82,394	154,387	210,213	81,751	575,303
Allowance for loan and lease losses to principal balance	1.30%	5.32%	3.19%	14.43%	4.41%	4.33%

As of December 31, 2009

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$384,285	$62,920	$48,943	$100,028	$-	$596,176

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	60,040	159,284	243,123	597,641	-	1,060,088
Allowance for loan and lease losses	2,616	30,945	62,491	86,093	-	182,145
Allowance for loan and lease losses to principal balance	4.36%	19.43%	25.70%	14.41%	0.00%	17.18%

Loans with general allowance:
Principal balance of loans	3,151,183	1,368,617	5,059,363	794,920	1,898,104	12,272,187
Allowance for loan and lease losses	28,549	33,027	123,516	78,035	82,848	345,975
Allowance for loan and lease losses to principal balance	0.91%	2.41%	2.44%	9.82%	4.36%	2.82%

Total portfolio, excluding loans held for sale:
Principal balance of loans	$3,595,508	$1,590,821	$5,351,429	$1,492,589	$1,898,104	$13,928,451
Allowance for loan and lease losses	31,165	63,972	186,007	164,128	82,848	528,120
Allowance for loan and lease losses to principal balance	0.87%	4.02%	3.48%	11.00%	4.36%	3.79%

Net Charge-Offs

Total net charge-offs for the first quarter of 2010 were $123.8 million or 3.65% of average loans on an annualized basis, compared to $80.6 million or an annualized 2.34% of average loans for the fourth quarter of 2009. Even though the increase in net charge-offs in absolute numbers was mainly in Puerto Rico, loss rates (charge-offs to average loans) for all major loan categories continued to be significantly higher in the United States than in Puerto Rico.

Construction loans net charge-offs in the first quarter were $53.2 million, or an annualized 14.35%, up from $44.9 million, or an annualized 11.34% of related loans, in the fourth quarter of 2009. First quarter results were substantially impacted by individual charge-offs in excess of $5 million. There was $33.5 million associated with three residential housing projects. The increase from the prior quarter was mainly related to the Puerto Rico portfolio. Construction loans net charge-offs in Puerto Rico were $33.7 million, an increase of $31.8 million over fourth quarter levels, including $18.5 million associated with two residential projects. Construction loans net charge-offs in the United States of $19.5 million, or $23.5 million below fourth quarter levels, were mainly related to a single residential project that was previously reserved. The Corporation continued its ongoing management efforts including obtaining updated appraisals on properties and assessing a project’s status within the context of market environment expectations. This portfolio remains susceptible to the ongoing housing market disruptions, particularly in Puerto Rico. In the United States, based on the portfolio management process, including charge-off activity over the past year and several sales of problem credits, the credit issues in this portfolio have been substantially addressed. The Corporation is engaged in continuous efforts to identify alternatives that enable borrowers to repay their loans while protecting the Corporation’s investments.

C&I loans net charge-offs in the first quarter of 2010 were $23.8 million, or an annualized 1.88%, an increase of $16.0 million when compared to the $7.7 million, or an annualized 0.60% of related loans, recorded in the 2009 fourth quarter. There was a $15.0 million charge-off associated with a loan to a financial institution in Puerto Rico that was adequately reserved prior to 2010. Remaining C&I loans net charge-offs in the first quarter of 2010 were concentrated in Puerto Rico, distributed across several industries, with the largest individual charge-off amounting to $1.2 million.

Commercial mortgage loans net charge-offs in the first quarter of 2010 were $19.3 million, or an annualized 4.85%, a $14.1 million increase from the fourth quarter of 2009. First quarter results were substantially impacted by charge-offs of $13.9 million associated with two impaired loans in Florida that were sold during the first quarter. These loans, which in aggregate amounted to $31.4 million, were adequately reserved prior to 2010 and additional charges to the reserve during the first quarter were not necessary.

Residential mortgage net charge-offs were $13.3 million, or an annualized 1.50% of related average loans. This was up from $7.5 million, or an annualized 0.84%, of related average balances in the fourth quarter of 2009. The higher loss level compared with the prior quarter reflected increases in delinquency levels, resulting from continued deterioration in economic conditions in Puerto Rico and high unemployment levels, as well as reductions in property values. Approximately $9.8 million in charge-offs for the first quarter ($5.2 million in Puerto Rico, $4.1 million in Florida and $0.5 million in Virgin Islands) resulted from valuations, for impairment purposes, of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $4.3 million recorded in the fourth quarter. Total residential mortgage loan portfolios evaluated for impairment purposes amounted to approximately $336.0 million as of March 31, 2010, and have been charged-off to their net realizable value, representing approximately 75% of the total non-performing residential mortgage loan portfolio outstanding as of March 31, 2010. Net charge-offs for residential mortgage loans also include $3.3 million related to loans foreclosed during the first quarter, up from $3.0 million recorded for loans foreclosed in the fourth quarter. Consistent with the Corporation’s assessment of the value of properties, current and future market conditions, management is executing strategies to accelerate the sale of the real estate acquired in satisfaction of debt (REO). The ratio of net charge-offs to average loans on the Corporation’s residential mortgage loan portfolio of 1.50% for the quarter ended March 31, 2010 is lower than the approximately 2.74% average charge-off rate for commercial banks in the U.S. mainland for the fourth quarter of 2009, as per statistical releases published by the Federal Reserve and loss rates in the Corporation’s Puerto Rico operations are more than five times lower than loss rates experienced in the Florida market.

Net charge-offs of consumer loans and finance leases in the first quarter of 2010 were $14.1 million compared to net charge-offs of $15.2 million for the fourth quarter of 2009. Annualized net charge-offs as a percent of related loans decreased to 3.01% from 3.16% for the fourth quarter. Performance of this portfolio on both and absolute and relative terms continued to be consistent with management views regarding the underlying quality of the portfolio. The level of delinquencies has improved compared to the prior quarter, further supporting management’s views of improved performance going forward.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Residential mortgage	1.50%	0.84%	1.21%	0.39%	0.82%

Commercial mortgage	4.85%	1.35%	1.35%	3.71%	0.13%

Commercial and Industrial	1.88%	0.60%	0.49%	1.12%	0.65%

Construction	14.35%	11.34%	11.80%	20.38%	2.21%

Consumer and finance leases	3.01%	3.16%	3.09%	3.12%	2.84%

Total loans	3.65%	2.34%	2.53%	3.85%	1.16%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year, or in subsequent periods.

The following table presents annualized net charge-offs to average loans held-in-portfolio by geographic segment:

	Quarter Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
PUERTO RICO:

Residential mortgage	1.11%	0.62%	0.86%

Commercial mortgage	0.71%	0.80%	0.20%

Commercial and Industrial	1.92%	0.63%	0.61%

Construction	13.45%	0.76%	3.17%

Consumer and finance leases	2.95%	3.05%	2.61%

Total loans	2.80%	1.03%	1.19%

VIRGIN ISLANDS:

Residential mortgage	0.47%	0.00%	0.03%

Commercial mortgage	0.00%	0.00%	0.00%

Commercial and Industrial (1)	-0.02%	0.06%	0.56%

Construction	0.15%	0.00%	0.00%

Consumer and finance leases	3.82%	3.44%	4.00%

Total loans	0.55%	0.33%	0.60%

FLORIDA:

Residential mortgage	5.70%	3.42%	1.43%

Commercial mortgage	13.23%	2.58%	0.00%

Commercial and Industrial	10.78%	0.53%	6.28%

Construction	27.23%	44.34%	1.37%

Consumer and finance leases	3.96%	7.39%	9.95%

Total loans	13.90%	14.92%	1.31%

1- For the first quarter of 2010, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.

Given the present economic outlook in the Corporation’s principal markets and in spite of actions taken, the Corporation may experience further deterioration in its portfolios, which may result in higher credit losses and additions to reserve balances.

Financial Condition and Operating Data

Total assets decreased to approximately $18.9 billion as of March 31, 2010, down $777.5 million from approximately $19.6 billion as of December 31, 2009. The decrease is primarily related to a $736.7 million reduction in investment securities and a net decrease of $702.9 million in the loan portfolio, partially offset by an increase of $626.1 million in cash and cash equivalents. The Corporation’s decrease in investment securities is mainly related to the sale of approximately $385 million in U.S. agency MBS during the first quarter of 2010, the call of approximately $250 million of U.S. agency debt securities prior to their contractual maturity, and principal repayments of MBS. The decrease is consistent with the Corporation’s decision to deleverage its balance sheet to, among other things and in line with market trends, further strengthen its capital position. The decrease in the loan portfolio was largely attributable to the repayment of a $500 million facility extended to the Puerto Rico government coupled with the aforementioned sales of impaired loans and a higher allowance for loan and lease losses. The increase in cash and cash equivalents, comparing end-of period balances, is mainly related to increases in reverse repos and U.S. treasury bills money market investments.

As previously discussed, a key objective in 2010 was to strengthen balance sheet liquidity due to potential disruptions from the expected consolidation of the Puerto Rico banking industry. Proceeds from sales and prepayments of MBS and loans were used, in part, to increase liquidity. However, the Corporation continued with its targeted lending activities and total loan origination for the first quarter amounted to approximately $637 million, including an aggregate of $76 million granted to the Puerto Rico and Virgin Islands governments, compared to total loan originations of $1.2 billion for the fourth quarter of 2009, which included an aggregate of $473 million extended to the Puerto Rico and Virgin Islands governments.

As of March 31, 2010, liabilities totaled $17.4 billion, a decrease of approximately $667.0 million, as compared to $18.0 billion as of December 31, 2009. The decrease in total liabilities is mainly attributable to a decrease of $576.6 million in repurchase agreements, mainly maturing short-term repurchase agreements, as well as a $300 million decrease in short-term FED advances. This was partially offset by an increase of $209.2 million in total deposits, mainly core deposits in both the Florida and Puerto Rico markets. Total deposits, excluding brokered CDs, increased by $418.3 million ($337.3 million in Florida, $56.8 million in Puerto Rico, and $24.2 million in the Virgin Islands) reflecting an increase in money market, savings and interest-bearing checking accounts of $282.8 million and an increase of $129.1 million in certificates of deposit (mainly retail CDs in Florida).

The Corporation’s stockholders’ equity amounted to $1.5 billion as of March 31, 2010, a decrease of $110.5 million compared to the balance as of December 31, 2009, driven by the net loss of $107.0 million for the first quarter, as well as a decrease in accumulated other comprehensive income of $3.5 million related to the aforementioned sale of investments and changes in the fair value of investment securities. As previously reported, the Corporation decided to suspend the payment of common and preferred dividends, effective with the preferred dividend for the month of August 2009.

The Corporation continued well-capitalized, having approximately $430 million and $796 million of total capital and Tier 1 capital as of March 31, 2010, respectively, in excess of minimum well-capitalized requirements of 10% and 6%, respectively. As of March 31, 2010, the total regulatory capital ratio was an estimated 13.2% and the Tier 1 capital ratio was an estimated 11.9%.

The Corporation’s tangible common equity ratio was 2.74% as of March 31, 2010, compared to 3.20% as of December 31, 2009, and the Tier 1 common equity to risk-weighted assets ratio as of March 31, 2010 was 3.34% compared to 4.10% as of December 31, 2009. (See Basis of Presentation below for a discussion of these non-GAAP measures.) The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets for the periods ended March 31, 2010, December 31, 2009 and March 31, 2009, respectively:

(In thousands)	As of
	March 31,	December 31,	March 31,
	2010	2009	2009
Tangible Equity:
Total equity - GAAP	$1,488,543	$1,599,063	$1,977,240
Preferred equity	(929,660)	(928,508)	(925,162)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,934)	(16,600)	(19,273)

Tangible common equity	$514,851	$625,857	$1,004,707

Tangible Assets:
Total assets - GAAP	$18,850,694	$19,628,448	$19,709,150
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,934)	(16,600)	(19,273)

Tangible assets	$18,806,662	$19,583,750	$19,661,779

Common shares outstanding	92,542	92,542	92,546

Tangible common equity ratio	2.74%	3.20%	5.11%
Tangible book value per common share	$5.56	$6.76	$10.86

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	March 31,	December 31,	March 31,
	2010	2009	2009

Tier 1 Common Equity:
Total equity - GAAP	$1,488,543	$1,599,063	$1,977,240
Qualifying preferred stock	(929,660)	(928,508)	(925,162)
Unrealized (gain) loss on available-for-sale securities (1)	(22,948)	(26,617)	(82,751)
Disallowed deferred tax asset (2)	(40,522)	(11,827)	(83,302)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(15,934)	(16,600)	(19,273)
Cumulative change gain in fair value of liabilities
accounted for under a fair value option	(951)	(1,535)	(3,555)
Other disallowed assets	(24)	(24)	(625)
Tier 1 common equity	$450,406	$585,854	$834,474

Total risk-weighted assets	$13,480,026	$14,303,496	$14,141,259

Tier 1 common equity to risk-weighted assets ratio	3.34%	4.10%	5.90%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $69 million of the Corporation's deferred tax assets at March 31, 2010 (December 31, 2009 - $111 million; March 31, 2009 - $59 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $41 million of such assets at March 31, 2010 (December 31, 2009 - $12 million; March 31, 2009 - $83 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $5 million of the Corporation's other net deferred tax liability at March 31, 2010 (December 31, 2009 - $4 million; March 31, 2009 - $1 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation continued managing its liquidity in a proactive manner, and maintained an adequate position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. The Corporation has maintained basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of March 31, 2010, the estimated basic surplus ratio was approximately 12% including un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $464 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of March 31, 2010 mainly consisted of fixed-rate U.S. agency debentures and MBS totaling approximately $818.3 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation. The Corporation decided to further increase its liquidity levels due to potential disruptions from the expected consolidation of the Puerto Rico banking industry.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported on a tax equivalent basis and excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investment bankers to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

FIRST BANCORP
Condensed Consolidated Statements of (Loss) Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2010	2009	2009

Net interest income:
Interest income	$220,988	$243,449	$258,323
Interest expense	104,125	106,152	136,725
Net interest income	116,863	137,297	121,598
Provision for loan and lease losses	170,965	137,187	59,429
Net interest (loss) income after provision for loan and lease losses	(54,102)	110	62,169

Non-interest income:
Other service charges on loans	1,756	1,982	1,529
Service charges on deposit accounts	3,468	3,357	3,165
Mortgage banking activities	2,500	2,426	806
Net gain on investments and impairments	30,764	24,387	17,450
Other non-interest income	6,838	6,655	7,103
Total non-interest income	45,326	38,807	30,053

Non-interest expenses:
Employees' compensation and benefits	31,728	29,617	34,242
Occupancy and equipment	14,851	14,822	14,774
Business promotion	2,205	4,327	3,116
Professional fees	5,287	4,883	3,186
Taxes, other than income taxes	3,821	3,936	4,001
Insurance and supervisory fees	18,518	15,114	6,672
Net loss on real estate owned (REO) operations	3,693	4,847	5,375
Other non-interest expenses	11,259	11,262	13,162
Total non-interest expenses	91,362	88,808	84,528

(Loss) income before income taxes	(100,138)	(49,891)	7,694
Income tax (expense) benefit	(6,861)	(3,311)	14,197

Net (loss) income	$(106,999)	$(53,202)	$21,891

Net (loss) income attributable to common stockholders	$(113,151)	$(59,334)	$6,773

Net (loss) income per common share:

Basic	$(1.22)	$(0.64)	$0.07
Diluted	$(1.22)	$(0.64)	$0.07

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	March 31,	December 31,
(In thousands, except for share information)	2010	2009
ASSETS

Cash and due from banks	$675,551	$679,798

Money market investments:
Federal funds sold and securities purchased under agreements to sell	331,677	1,140
Time deposits with other financial institutions	600	600
Other short-term investments	322,371	22,546
Total money market investments	654,648	24,286

Investment securities available for sale, at fair value	3,470,988	4,170,782

Investment securities held to maturity, at amortized cost	564,931	601,619

Other equity securities	69,680	69,930

Total investment securities	4,105,599	4,842,331

Loans, net of allowance for loan and lease losses of $575,303
(December 31, 2009 - $528,120)	12,698,264	13,400,331
Loans held for sale, at lower of cost or market	19,927	20,775
Total loans, net	12,718,191	13,421,106

Premises and equipment, net	199,072	197,965
Other real estate owned	73,444	69,304
Accrued interest receivable on loans and investments	70,955	79,867
Due from customers on acceptances	726	954
Accounts receivable from investment sales	62,575	-
Other assets	290,203	312,837
Total assets	$18,850,964	$19,628,448

LIABILITIES

Deposits:
Non-interest-bearing deposits	$703,394	$697,022
Interest - bearing deposits	12,174,840	11,972,025
Total deposits	12,878,234	12,669,047

Advances from the Federal Reserve	600,000	900,000
Securities sold under agreements to repurchase	2,500,000	3,076,631
Advances from the Federal Home Loan Bank (FHLB)	960,440	978,440
Notes payable	28,313	27,117
Other borrowings	231,959	231,959
Bank acceptances outstanding	726	954
Accounts payable and other liabilities	162,749	145,237
Total liabilities	17,362,421	18,029,385

STOCKHOLDERS' EQUITY

Preferred stock, authorized 50,000,000 shares: issued and
outstanding 22,004,000 shares
at an aggregate liquidation value of $950,100	929,660	928,508
Common stock, $1 par value, authorized 250,000,000 shares;
issued 102,440,522	102,440	102,440
Less: Treasury stock (at cost)	(9,898)	(9,898)
Common stock outstanding, 92,542,722 shares outstanding	92,542	92,542
Additional paid-in capital	134,247	134,223
Legal surplus	299,006	299,006
Retained earnings	10,140	118,291
Accumulated other comprehensive income	22,948	26,493
Total stockholders'equity	1,488,543	1,599,063
Total liabilities and stockholders'equity	$18,850,964	$19,628,448

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico all operate within U.S. banking laws and regulations. The Corporation operates a total of 173 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; First Leasing and Rental Corp., a leasing company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation’s actions to improve its capital structure will have their intended effect, the risk of being subject to possible regulatory action, the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets, including the value of derivative instruments used for protection from interest rate fluctuations; the Corporation’s reliance on brokered certificates of deposit and its ability to continue to rely on the issuance of brokered certificates of deposit to fund operations and provide liquidity, an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession and any consolidation of the banking industry in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions, uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results, uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the Federal Deposit Insurance Corporation, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in our non-interest expense, risks of not being able to generate sufficient income to realize the benefit of the deferred tax asset; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; developments in technology; the impact of Doral Financial Corporation’s financial condition on the repayment of its outstanding secured loans to the Corporation; risks associated with further downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and the possible future dilution to holders of common stock resulting from additional issuances of common stock or securities convertible into common stock. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A

Table 1 - Selected Financial Data
(In thousands, except for per share and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Condensed Income Statements:
Total interest income	$220,988	$243,449	$258,323
Total interest expense	104,125	106,152	136,725
Net interest income	116,863	137,297	121,598
Provision for loan and lease losses	170,965	137,187	59,429
Non-interest income	45,326	38,807	30,053
Non-interest expenses	91,362	88,808	84,528
(Loss) income before income taxes	(100,138)	(49,891)	7,694
Income tax (expense) benefit	(6,861)	(3,311)	14,197
Net (loss) income	(106,999)	(53,202)	21,891
Net (loss) income attributable to common stockholders	(113,151)	(59,334)	6,773

Per Common Share Results:
Net (loss) income per share basic	$(1.22)	$(0.64)	$0.07
Net (loss) income per share diluted	$(1.22)	$(0.64)	$0.07
Cash dividends declared	$-	$-	$0.07
Average shares outstanding	92,521	92,514	92,511
Average shares outstanding diluted	92,521	92,514	92,511
Book value per common share	$6.04	$7.25	$11.37
Tangible book value per common share (1)	$5.56	$6.76	$10.86

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(2.25)	(1.08)	0.45
Interest Rate Spread (2)	2.45	2.75	2.47
Net Interest Margin (2)	2.73	3.03	2.85
Return on Average Total Equity	(27.07)	(12.48)	4.66
Return on Average Common Equity	(68.06)	(30.54)	2.65
Average Total Equity to Average Total Assets	8.30	8.67	9.73
Tangible common equity ratio (1)	2.74	3.20	5.11
Dividend payout ratio	-	-	95.72
Efficiency ratio (3)	56.33	50.43	55.74

Asset Quality:
Allowance for loan and lease losses to loans receivable	4.33	3.79	2.24
Net charge-offs (annualized) to average loans	3.65	2.34	1.16
Provision for loan and lease losses to net charge-offs	138.12	170.31	154.66
Non-performing assets to total assets	9.49	8.71	3.92
Non-performing loans to total loans receivable	12.35	11.23	5.27
Allowance to total non-performing loans	35.09	33.77	42.49
Allowance to total non-performing loans excluding residential
real estate loans	48.24	47.06	76.28

Other Information:
Common Stock Price: End of period	$2.41	$2.30	$4.26

1- Non-GAAP measure. See pages 18-19 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis. See page 3 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2010	2009	2009	2010	2009	2009	2010	2009	2009

Interest-earning assets:
Money market & other short-term investments	$ 904,600	$ 268,295	$ 114,837	$ 436	$ 184	$ 91	0.20%	0.27%	0.32%
Government obligations (2)	1,283,568	1,316,211	1,141,091	8,820	9,109	19,601	2.79%	2.75%	6.97%
Mortgage-backed securities	3,266,239	3,843,609	4,254,355	40,582	51,971	63,421	5.04%	5.36%	6.05%
Corporate bonds	2,000	2,000	7,711	29	30	33	5.88%	5.95%	1.74%
FHLB stock	68,380	73,435	71,119	843	896	360	5.00%	4.84%	2.05%
Equity securities	1,802	1,977	2,360	15	72	18	3.38%	14.45%	3.09%
Total investments (3)	5,526,589	5,505,527	5,591,473	50,725	62,262	83,524	3.72%	4.49%	6.06%
Residential mortgage loans	3,554,096	3,568,367	3,496,429	53,599	54,200	54,049	6.12%	6.03%	6.27%
Construction loans	1,483,314	1,584,282	1,545,731	8,753	13,262	14,102	2.39%	3.32%	3.70%
C&I and commercial mortgage loans	6,652,754	6,698,689	6,110,754	67,404	70,610	64,145	4.11%	4.18%	4.26%
Finance leases	313,899	324,591	360,276	6,343	6,609	7,582	8.20%	8.08%	8.53%
Consumer loans	1,565,404	1,601,999	1,725,350	44,820	46,053	48,594	11.61%	11.41%	11.42%
Total loans (4) (5)	13,569,467	13,777,928	13,238,540	180,919	190,734	188,472	5.41%	5.49%	5.77%
Total interest-earning assets	19,096,056	$ 19,283,455	$ 18,830,013	$ 231,644	$ 252,996	$ 271,996	4.92%	5.21%	5.86%

Interest-bearing liabilities:
Brokered CDs	$ 7,452,195	$ 7,398,276	$ 7,461,148	$ 44,382	$ 47,081	$ 72,833	2.42%	2.52%	3.96%
Other interest-bearing deposits	4,678,391	4,172,437	4,027,725	21,583	20,471	25,192	1.87%	1.95%	2.54%
Loans payable	804,444	849,853	297,556	2,177	908	346	1.10%	0.42%	0.47%
Other borrowed funds	3,004,155	3,588,300	3,651,695	27,300	29,227	32,922	3.69%	3.23%	3.66%
FHLB advances	971,596	1,103,690	1,246,373	7,694	8,218	8,292	3.21%	2.95%	2.70%
Total interest-bearing liabilities (6)	$ 16,910,781	$ 17,112,556	$ 16,684,497	$ 103,136	$ 105,905	$ 139,585	2.47%	2.46%	3.39%
Net interest income				$ 128,508	$ 147,091	$ 132,411
Interest rate spread							2.45%	2.75%	2.47%
Net interest margin							2.73%	3.03%	2.85%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate as adjusted for changes to enacted tax rates (40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of non-performing loans.

5- Interest income on loans includes $3.1 million, $2.8 million and $2.8 million for the first quarter of 2010, fourth quarter of 2009 and first quarter of 2009, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 - Non-Interest Income
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2010	2009	2009

Other service charges on loans	$1,756	$1,982	$1,529
Service charges on deposit accounts	3,468	3,357	3,165
Mortgage banking activities	2,500	2,426	806
Rental income	-	100	449
Insurance income	2,275	1,753	2,370
Other operating income	4,563	4,802	4,284

Non-interest income before net gain on investments	14,562	14,420	12,603

Gain on VISA shares	10,668	-	-
Net gain on sale of investments	20,696	24,387	17,838
OTTI on equity securities	(600)	-	(388)
OTTI on debt securities	-	-	-
Net gain on investments	30,764	24,387	17,450

	$45,326	$38,807	$30,053

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2010	2009	2009

Employees' compensation and benefits	$31,728	$29,617	$34,242
Occupancy and equipment	14,851	14,822	14,774
Deposit insurance premium	16,653	13,923	4,880
Other taxes, insurance and supervisory fees	5,686	5,127	5,793
Professional fees - recurring	4,529	3,628	2,823
Professional fees - non-recurring	758	1,255	363
Servicing and processing fees	2,008	2,832	2,312
Business promotion	2,205	4,327	3,116
Communications	2,114	2,055	2,127
Net loss on REO operations	3,693	4,847	5,375
Other	7,137	6,375	8,723
Total	$91,362	$88,808	$84,528

Table 5 - Selected Balance Sheet Data
(In thousands)	As of
	March 31,	December 31,	March 31,
	2010	2009	2009
Balance Sheet Data:
Loans and loans held for sale	$13,293,494	$13,949,226	$13,533,087
Allowance for loan and lease losses	575,303	528,120	302,531
Money market and investment securities	4,760,247	4,866,617	5,506,997
Intangible assets	44,032	44,698	47,371
Deferred tax asset, net	104,457	109,197	140,851
Total assets	18,850,964	19,628,448	19,709,150
Deposits	12,878,234	12,669,047	11,619,348
Borrowings	4,320,712	5,214,147	5,903,751
Total preferred equity	929,660	928,508	925,162
Total common equity	535,935	644,062	969,327
Accumulated other comprehensive income, net of tax	22,948	26,493	82,751
Total equity	1,488,543	1,599,063	1,977,240

Table 6 – Loan Portfolio
Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	March 31,	December 31,	March 31,
	2010	2009	2009

Residential mortgage loans	$3,598,569	$3,616,283	$3,498,196

Commercial loans:
Construction loans	1,457,027	1,492,589	1,561,813
Commercial mortgage loans	1,547,707	1,590,821	1,519,267
Commercial and Industrial loans (1)	4,523,178	5,029,907	4,346,552
Loans to local financial institutions collateralized by real estate mortgages	314,628	321,522	556,859
Commercial loans	7,842,540	8,434,839	7,984,491

Finance leases	309,275	318,504	352,247

Consumer loans	1,543,110	1,579,600	1,698,153
Total loans	$13,293,494	$13,949,226	$13,533,087

1 - As of March 31, 2010, includes $1.2 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

Table 7 - Loan Portfolio by Geography
(In thousands)	As of March 31, 2010
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,791,978	$446,194	$360,397	$3,598,569

Commercial loans:
Construction loans (1)	981,598	197,781	277,648	1,457,027
Commercial mortgage loans	982,321	72,245	493,141	1,547,707
Commercial and Industrial loans	4,221,836	270,670	30,672	4,523,178
Loans to a local financial institution collateralized by real estate mortgages	314,628	-	-	314,628
Commercial loans	6,500,383	540,696	801,461	7,842,540

Finance leases	309,275	-	-	309,275

Consumer loans	1,420,279	89,784	33,047	1,543,110
Total loans	$11,021,915	$1,076,674	$1,194,905	$13,293,494

1 - Construction loans of Florida operations include approximately $70.3 million of condo-conversion loans.

Table 8 - Consolidated Non-Performing Assets
(Dollars in thousands)	March 31,	December 31,	March 31,
	2010	2009	2009
Non-performing loans:
Residential mortgage	$446,676	441,642	315,385
Commercial mortgage	230,468	196,535	120,491
Commercial and Industrial	228,113	241,316	76,747
Construction	685,415	634,329	155,494
Finance leases	4,735	5,207	5,599
Consumer	43,937	44,834	38,295
Total non-performing loans	1,639,344	1,563,863	712,011

REO	73,444	69,304	49,434
Other repossessed property	12,464	12,898	12,088
Investment securities (1)	64,543	64,543	-
Total non-performing assets	$1,789,795	$1,710,608	$773,533

Past due loans 90 days and still accruing	$189,647	$165,936	$208,339
Allowance for loan and lease losses	$575,303	$528,120	$302,531
Allowance to total non-performing loans	35.09%	33.77%	42.49%
Allowance to total non-performing loans, excluding residential real estate loans	48.24%	47.06%	76.28%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 9 - Non-Performing Assets by Geography
(Dollars in thousands)	March 31,	December 31,	March 31,
	2010	2009	2009
Puerto Rico:
Non-performing loans:
Residential mortgage	$386,517	$376,018	$269,311
Commercial mortgage	148,173	128,001	76,380
Commercial and Industrial	219,196	229,039	72,101
Construction	455,919	385,259	114,029
Finance leases	4,735	5,207	5,599
Consumer	40,504	40,132	34,905
Total non-performing loans	1,255,044	1,163,656	572,325

REO	50,470	49,337	33,144
Other repossessed property	11,921	12,634	11,553
Investment securities	64,543	64,543	-
Total non-performing assets	$1,381,978	$1,290,170	$617,022
Past due loans 90 days and still accruing	$180,399	$128,016	$135,905

Virgin Islands:
Non-performing loans:
Residential mortgage	$10,726	$9,063	$8,429
Commercial mortgage	11,726	11,727	753
Commercial and Industrial	4,650	8,300	2,185
Construction	2,886	2,796	2,353
Consumer	1,706	3,540	2,799
Total non-performing loans	31,694	35,426	16,519

REO	470	470	662
Other repossessed property	330	221	411
Total non-performing assets	$32,494	$36,117	$17,592
Past due loans 90 days and still accruing	$8,689	$23,876	$1,184

Florida:
Non-performing loans:
Residential mortgage	$49,433	$56,561	$37,645
Commercial mortgage	70,569	56,807	43,358
Commercial and Industrial	4,267	3,977	2,461
Construction	226,610	246,274	39,112
Consumer	1,727	1,162	591
Total non-performing loans	352,606	364,781	123,167

REO	22,504	19,497	15,628
Other repossessed property	213	43	124
Total non-performing assets	$375,323	$384,321	$138,919
Past due loans 90 days and still accruing	$559	$14,044	$71,250

Table 10 - Net Charge-Offs to Average Loans		Year ended
	March 31,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007	2006

Residential mortgage	1.50%	0.82%	0.19%	0.03%	0.04%

Commercial mortgage	4.85%	1.64%	0.27%	0.10%	0.00%

Commercial and Industrial	1.88%	0.72%	0.59%	0.26%	0.06%

Construction	14.35%	11.54%	0.52%	0.26%	0.00%

Consumer and finance leases	3.01%	3.05%	3.19%	3.48%	2.90%

Total loans	3.65%	2.48%	0.87%	0.79%	0.55%

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CONTACT:
First BanCorp
Alan Cohen, Senior Vice President, Marketing and
Public Relations, 787-729-8256
alan.cohen@firstbankpr.com